Exhibit 99.1

Berkshire Hills Recaps 2014 Highlights at Annual Meeting; All Proposals Approved by Shareholders

PITTSFIELD, MA — May 7, 2015 — Berkshire Hills Bancorp, Inc. (NYSE: BHLB) held its annual meeting of shareholders on May 7, in Pittsfield, Massachusetts.

President and CEO Michael P. Daly summarized Berkshire’s accomplishments in 2014.  The Company deepened its market share through organic growth, combined with talent recruitment and franchise expansion.  Berkshire strengthened its New York position with the acquisition of twenty branch offices at the start of the year.  This was followed by the recently completed in-market acquisition of Hampden Bancorp in Springfield, MA.  The year’s initiatives resulted in significant revenue and core earnings growth momentum and profitability improvement.  At midyear, the Company recruited former TD Banknorth President and CEO William J. Ryan to serve as its independent Chairman.

Berkshire’s three year total stock return exceeded 30%.  The quarterly cash dividend was recently increased by 6% and continues to provide a yield near 3%.  Mr. Daly concluded with a summary of the encouraging prospects for Berkshire’s further growth and development.

Shareholders overwhelmingly approved all proposals presented at the meeting. These included:

•                  The election of five existing directors to new three year terms:  William J. Ryan; Robert M. Curley; Barton D. Raser; D. Jeffrey Templeton; Richard J. Murphy

•                  Approval of a non-binding proposal to give advisory approval of the Company’s Executive compensation

•                  Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2015

A copy of Mr. Daly’s presentation to shareholders is available at ir.berkshirebank.com.

BACKGROUND

Berkshire Hills Bancorp is the parent of Berkshire Bank — America’s Most Exciting Bank®. The Company has approximately $7.3 billion in assets and 96 full service branch offices in

Massachusetts, New York, Connecticut, and Vermont providing personal and business banking, insurance, and wealth management services.

FORWARD LOOKING STATEMENTS

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  There are several factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire’s most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and available on the SEC’s website at www.sec.gov.  Berkshire does not undertake any obligation to update forward-looking statements.

CONTACTS

Investor Relations Contact

Allison O’Rourke; Senior Vice President – Investor Relations; 413-236-3149

Media Contact

Ray Smith; Assistant Vice President – Marketing; 413-236-3756